Steven C. Tycksen, #3300
ZOLL & TYCKSEN, L.C.
5300 South 360 West, Suite 360
Murray, Utah 84123
Telephone: 801-685-7800
Facsimile: 801-685-7808

          IN THE UNITED STATES BANKRUPTCY COURT FOR THE
                DISTRICT OF UTAH, CENTRAL DIVISION

 ----------------------------------------------------------------------------
|   In Re: FLEXPOINT                  |               DEBTOR'S PLAN OF       |
|   SENSOR SYSTEMS, INC.              |               REORGANIZATION         |
|                                     |                                      |
|              Debtor(s).             |  Chapter 11                          |
|                                     |                                      |
|                                     |  Bankruptcy No. 01-29577JAB          |
|                                     |                                      |
 ----------------------------------------------------------------------------

      Flexpoint Sensor Systems, Inc., Debtor and Debtor-in-possession, ("Debtor") submits the following Plan of Reorganization (the "Plan") pursuant to Chapter 11 of Title 11 of the United States Code to all of its Creditors, Claimants and Equity Security Holders.

                        TABLE OF CONTENTS


                                                           Page No.
ARTICLE 1:  Definitions                                        7
          1.1 Administrative Claim                             7
          1.2 Allowed Claim                                    7
          1.3 Allowed Interest                                 8
          1.4 Bankruptcy Code                                  8
          1.5 Bankruptcy Rules                                 8
          1.6 Bankruptcy Case or Case                          8
          1.7 Bankruptcy Court or Court                        9
          1.8 Bankruptcy Estate or Estate                      9
          1.9 Bar Date                                         9
          1.10 Business Day                                    9
          1.11 Claim                                           9
          1.12 Claimant                                        9
          1.13 Committee                                       9
          1.14 Confirmation                                   10
          1.15 Confirmation Date                              10
          1.16 Debtor or Debtor-in Possession                 10
          1.17 Disclosure Statement                           10
          1.18 Disputed Claim                                 10
          1.19 Effective Date                                 10
          1.20 Bankruptcy Estate                              10
          1.21 Executory Contract                             11
          1.22 Final Order                                    11
          1.23 Interest                                       11
          1.24 Net Disposable Income                          11
          1.25 Person                                         11
          1.26 Petition Date                                  11
          1.27 Plan                                           11
          1.28 Priority Claim                                 12
          1.29 Quarterly                                      12
          1.30 Reorganized Debtor                             12
          1.31 Schedules                                      12
          1.32 Secured Claim                                  12
          1.33 Stock                                          12

          1.34 Subordinated Claims                            12
          1.35 Term or Term of the Plan                       12
          1.36 Unsecured Claim                                12

ARTICLE 2: CLASSIFICATION OF CLAIMS AND INTERESTS             13
          2.1 Claims Provided for herein                      13
          2.2 Limitation Inclusion in a Class                 13
          2.3 Unclassified Claims                             13
          2.4 Classified Claims and Interests                 14
                2.4.1 Class 1: Priority Wage Claims           14
                2.4.2 Class 2: Secured Tax Claims             14
                2.4.3 Class 3: General Unsecured Claims       14
                2.4.4 Class 4: Claims Resolved by Agreement
                 to Provide Equity in the Debtor              15
                2.4.5 Class 5: Equity Shareholders            15

ARTICLE 3: TREATMENT OF UNCLASSIFIED CLAIMS                   15
          3.1 Administrative Claims                           15
          3.2 Administrative Tax Claims                       16

ARTICLE 4:  TREATMENT OF CLASSIFIED CLAIMS                    16
          4.1 Class 1: Priority Wage Claims                   16
          4.2 Class 2: Secured Tax Claims                     16
          4.3 Class 3: General Unsecured Claims               17
          4.4 Class 4: Claims Settled with Equity             17
          4.5 Class 5: Equity Shareholders                    17
          4.6 Treatment of Non-consenting Classes             19
          4.7 Procedures Regarding Distributions              19
                4.7.1 Debtor to make Distribution             19
                4.7.2 Address for Delivery of Distribution    19
                4.7.3 Means of Cash Payment and Time Bar      20
                4.7.4 No De Minimis Distributions             20
                4.7.5 Withholding taxes on Distributions      20
          4.8 Execution of Loan Documents                     20
          4.9 Procedure for Objection to Claims or Interests  21
          4.10 Judgments Void; Injunctions                    21
          4.11 Contingent and Unliquidated Claims             22
          4.12 Claims Subject to Insurance                    22

          4.13 Waiver of Objection, Defenses and Cause of
               Action                                         22

ARTICLE 5:  TREATMENT OF EXECUTORY CONTRACTS AND
            UNEXPIRED LEASES                                  23
          5.1 General Matters                                 23
          5.2 Indemnification Obligations                     23
          5.3 Classification of Damage Claims for Breach or
          Rejections                                          24

ARTICLE 6: MEANS OF IMPLEMENTATION                            24
          6.1 Revesting of Assets in the Reorganized Debtor   24
          6.2 Corporate Standing                              24
          6.3 Amendment of the Articles of Incorporation and
          Bylaws                                              25
          6.4 Activities and Operations of the Reorganized    25
          Debtor
          6.5 Termination of Payments                         25
          6.6 Subordination, Avoidance and Other Litigation   25
          6.7 Debtor's Duties Upon Confirmation of the Plan   26

ARTICLE 7:  EXECUTION OF THE PLAN                             26
          7.1 General Funding and Distributions               26
          7.2 Termination of Committee                        27
          7.3 Whole and Partial Release of Liens and
          Security Interests                                  27
          7.4 Preservation and Maintenance of Property        27
          7.5 Post-Confirmation Expenses                      27
          7.6 Closing the Bankruptcy Case                     27

ARTICLE 8:  MODIFICATIONS OR AMENDMENTS TO THE PLAN           28
          8.1 Amendments Prior to Confirmation                28
          8.2 Amendments after Confirmation                   28
          8.3 Effect on Claims                                28
          8.4 Effect of Modification                          28

ARTICLE 9:  MANAGEMENT AND OWNERSHIP OF THE
            REORGANIZED DEBTOR                                29
          9.1 Equity Security Holders                         29
          9.2 Board of Directors                              29
          9.3 Officers                                        30

ARTICLE 10:  RETENTION OF JURISDICTION                        30
          10.1 Jurisdiction of Court                          30
                 10.1.1 Executory contracts                   30
                 10.1.2 Litigation                            30
                 10.1.3 Distributions                         31
                 10.1.4 Objection to Claims                   31
                 10.1.5 Plan Confirmation                     31
                 10.1.6 Professional Compensation             31
                 10.1.7 Plan Modification                     31
                 10.1.8 Plan Disputes                         31
                 10.1.9 Plan Implementation                   32
                 10.1.10 Claimants' Dispute                   32
                 10.1.11 Other Matters                        32
          10.2 Exclusive Jurisdiction                         32
          10.3 State Court Jurisdiction                       32

ARTICLE 11:  CONDITIONS PRECEDENT TO CONFIRMATION             33
          11.1 Disclosure Statement Approval                  33
          11.2 Objections to Claims                           33
          11.3 Confirmation Order                             33

ARTICLE 12:  TITLE TO PROPERTY AND DISCHARGE                  33
          12.1 Vesting of Property                            33
          12.2 Discharge                                      34
          12.3 Effectuating Orders                            34
          12.4 Injunctions and Bars Against Claims            35

ARTICLE 13: MISCELLANEOUS PROVISIONS                          36
          13.1 Headings                                       36
          13.2 Severability                                   36
          13.3 Singular and Plural                            36

          13.4 References to Documents, Headings or Exhibits  36
          13.5 Use of Certain Terms                           37
          13.6 Revocation of Plan                             37
          13.7 Governing Law                                  37
          13.8 Failure to Satisfy Conditions                  37
          13.9 Construction                                   37
          13.10 No Interest                                   38
          13.11 Professional Fees                             38
          13.12 Amounts of Claims                             38
          13.13 No Waiver or Discharge                        38
          13.14 Exculpation                                   38
          13.15 Release of Claims                             38
          13.16 Notices                                       39
          13.17 Computation of Time                           39
          13.18 Further Assurance                             40
          13.19 Choice of Law                                 40
          13.20 Binding Effect of Plan                        40
          13.21 Default                                       40
          13.22 Remedies in the event of Default              40
          13.23 Special Provisions Relating to the IRS        41
          13.24 Index of Exhibits to Plan                     42


                             EXHIBITS

Exhibit "1":  Administrative Tax Claims                       43
Exhibit "2":  Priority Wage Claims                            44
Exhibit "3":  Secured Tax Claims                              45
Exhibit "4":  General Unsecured Claims                        46
Exhibit "5":  Claims Settled With Equity                      48
Exhibit "6":  Litigation Summary                              54
Exhibit "7":  Liquidation Analysis                            56

                            ARTICLE I

                           DEFINITIONS

     The following terms shall have the meanings indicated whenever used in the Plan. All terms not defined in this Article 1 or otherwise defined in the Plan shall have the meanings assigned to them in 11 U.S.C. Section 101 et seq. For convenience, many of the terms defined in the Bankruptcy Code are often capitalized in the Plan, and the Plan may sometimes include a cross-reference to Title 11. Neither the failure to capitalize any such term, nor the failure to include a Title 11 cross-reference, however, shall detract from the meaning or use of such term as defined in the Bankruptcy Code. Whenever the context requires, the singular shall include the plural and the masculine shall include the feminine.

     1.1 Administrative Claim means a Claim for costs and expenses of administration allowed under Section 503(b) of the Bankruptcy Code including, without limitation:

     (i) the actual and necessary costs and expenses incurred after the Petition Date (as defined below) of preserving the Estate (as defined below) and operating the business of the Debtor (such wages, salaries, or commissions for services)

     (ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Section 330
(a) or 331 of the Bankruptcy Code; and

     (iii) all fees and charges assessed against the Estate pursuant to 28 U.S.C. Section 1930.

     1.2 Allowed Claim means a claim against the Debtor to the extent that:

         (a)  Proof of such Claim was:

              (1)     Filed on or before the Bar Date (as defined below);

              (2) Deemed filed under applicable law by reason of an order of the Bankruptcy Court; or

              (3) Deemed filed pursuant to Section 1111(a) of the Bankruptcy Code; and

         (b)  To which either:

              (1) The Debtor, or any other interested party with standing, has not objected; or

              (2) The claim has been allowed by a Final Order (as defined below) of the Court, after notice and a hearing; or

              (3)     The claim has been allowed under the Plan.

     1.3     Allowed Interest means Interest in the Debtor allowed pursuant to
Section 502(a) of the Bankruptcy Code.

     1.4    Bankruptcy Code means Title 11 of the United State Code, 11 U.S.C.
Section 101, et seq., as now in effect or hereafter amended.

     1.5     Bankruptcy Rules means collectively:

     (i)  the Federal Rules of Bankruptcy Procedure, and

     (ii) the Local Bankruptcy Rules for the District of Utah as now in effect or hereafter amended.

     1.6 Bankruptcy Case or Case means this Bankruptcy Case commenced by the filing of a voluntary petition on July 3, 2001, styled in re Flexpoint Sensor Systems, Inc., Bankruptcy No. 01-29577JAB.

     1.7 Bankruptcy Court or Court means the United States Bankruptcy Court for the District of Utah, including any United States Bankruptcy Judge or District Court Judge who has or may sit in the Case; or, as to matters as to which the reference to the Bankruptcy Court has been withdrawn, the District Court.

     1.8 Bankruptcy Estate or Estate means the estate created pursuant to 11 U.S.C. Section 541 by the filing of the Debtor's bankruptcy petition under 11 U.S.C. Section 301, or thereafter constituted.

     1.9 Bar Date means the date set by the Court as a deadline for creditors to file claims against the estate. This date is July 31, 2001.

     1.10 Business Day means any day which is not a Saturday, Sunday or a legal holiday as defined in Rule 6(a) of the Federal Rules of Civil Procedure.

     1.11 Claim means any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

     1.12 Claimant means any Person that holds a Claim against the Debtor that arose or is deemed to have arisen on or before the Confirmation Date, including, without limitation, Claims of the kind specified in Section 502(f), 502(g), or 502(i) of the Bankruptcy Code.

     1.13 Committee means the Official Unsecured Creditors' Committee appointed by the Office of the United States Trustee for the District of Utah in this matter, and as it may be subsequently reconstituted. There is no Official Unsecured Creditors Committee functioning in this case.

     1.14 Confirmation means the entry of the final Order of Confirmation (as defined below) confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     1.15 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters on the docket the Order of Confirmation.

     1.16     Debtor or Debtor-in Possession means Flexpoint Sensor Systems,
Inc.

     1.17 Disclosure Statement means the Disclosure Statement related to this Plan (and all exhibits and schedules annexed thereto and referred to therein) that is approved by the Court pursuant to Section 1125 of the Bankruptcy Code, as such may be amended, modified, or supplemented.

     1.18     Disputed Claim means

         (a) a claim which has been scheduled as disputed, unliquidated or contingent in the Debtor's schedules filed with the Court, or

         (b) a claim to which an objection has been timely filed by a party-in-interest with standing and which objection has not been withdrawn or determined by a Final Order, or

         (c) a claim for which no Proof of Claim was timely filed prior the Bar Date and which claim the Debtor did not list as undisputed in its schedules.

     1.19     Effective Date means the first Business Day:

     (i) immediately following the Confirmation Date; and

     (ii) on which no stay of the Confirmation Order is in effect.

     1.20 Bankruptcy Estate means all real property and personal property, wherever located and by whomever held, including all legal and equitable interest of the Debtor in real property and personal property as of the commencement of the Bankruptcy Case, any Interest in real property or personal property that the Debtor recovers during the Bankruptcy Case, the proceeds, products, rents and profits of such property, any Interest in real property or personal property acquired after the commencement of the Bankruptcy Case, and all other property within the meaning of 11 U.S.C. Section 541.

     1.21 Executory Contract means a contract within the contemplation of 11 U.S.C. Section 365.

     1.22 Final Order means an order or judgment of the Bankruptcy Court as entered on the docket of the Court that (i) has not been reversed, stayed, modified or amended, and (ii) as to which the time to appeal, petition for certiorari, or seek re-argument or rehearing, has been waived in writing or, if an appeal, re-argument, petition for certiorari, or rehearing thereof has been denied, the time to take any further appeal or to seek certiorari or further re-argument or rehearing has expired.

     1.23 Interest means the legal, equitable and contractual rights resulting from or appurtenant to being a holder or owner of an interest in the Debtor.

     1.24 Net Disposable Income means, for any particular accounting period, total revenues minus normal operating expenses, including reasonable reserves for contingencies, taxes and replacement of equipment, but without considering depreciation.

     1.25 Person means individual, partnership, trust, estate, association, company or corporation, but does not include any governmental unit; provided, however, that any governmental unit that acquires an asset from a Person as a result of operation of a loan guarantee agreement, or as conservator, receiver or liquidating agent of a Person, will be considered a Person for purposes of Section 1102 of the Bankruptcy Code.

     1.26     Petition Date means July 3, 2001.

     1.27 Plan means this Chapter 11 Plan of Reorganization, including all schedules, if any, attached hereto, as it may be modified from time to time pursuant to 11 U.S.C. Section 1127 or as provided pursuant to this Plan.

     1.28 Priority Claim means a Claim entitled to priority pursuant to Bankruptcy Code Section 507.

     1.29 Quarterly means on the basis of a calendar quarter with periods ending April 30, June 30, September 30, and December 31.

     1.30 Reorganized Debtor means the Debtor on and after the Confirmation Date.

     1.31 Schedules mean the Schedules of all debts and property of Debtor, as filed with the Court in this Case, together with any amendments thereto.

     1.32 Secured Claim means any Allowed Claim, other than a claim of the governmental entity, secured by property of the Estate, but only to the extent of the value of the property of the estate securing such Secured Claim, as provided by the Bankruptcy Code Section 506.

     1.33 Stock means all securities, options, warrants, rights of any kind to acquire shares in the Debtor, stock certificates, certificated securities, treasury stocks, collateral trust certificates, or transferable share, instruments or other written documents evidencing a share, participation, beneficial interest, or other interest in the Debtor.

     1.34 Subordinated Claims means the portion of any Allowed Claim that is subordinated pursuant to Section 510 of the Bankruptcy Code.

     1.35 Term or Term of the Plan shall mean that period of time commencing on the Effective Date and ending on the date on which the Reorganized Debtor pays, in full, all allowed Claims.

     1.36 Unsecured Claim means any Allowed Claim which is neither a Secured Claim as specified herein nor entitled to priority under the Bankruptcy Code or the orders of the Court.

                            ARTICLE 2

              CLASSIFICATION OF CLAIMS AND INTERESTS

     2.1    Claims Provided for Herein.

     This Plan treats all Claims and Interests against or in the Debtor, property of the Debtor, or the Estate, of whatever character, whether with or without recourse, whether contingent or un-liquidated, and whether previously allowed by the Bankruptcy Court pursuant to Section 502 of the Bankruptcy Code or not.

     Only Administrative Claims, and Allowed Claims will receive any distribution under this Plan. All other Claims or Interests will be disallowed and discharged.

     2.2    Limitation on Inclusion in a Class.

     A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in a different class to the extent that any remainder of the Claim or Interest qualifies within the description of such different class. A Claim or Interest is included in the treatment afforded to a particular class by the Debtor's Plan only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class.

     2.3     Unclassified Claims.

     In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, adequate protection Claims arising under Section 507(b) of the Bankruptcy Code, if any, and Priority Claims arising under Section 507
(a)(4), (5), (6), (7) and (9) are not classified and are excluded from classification in the Plan.

     2.4     Classified Claims and Interests.

         2.4.1     Class 1:     Priority Wage Claims.

     This class consists of Priority Wage Claims arising under Section 507(a)(3). Creditors with claims in this class are set forth and identified on Exhibit "2" to the Plan.

         2.4.2     Class 2:     Secured Tax Claims.

     The Claims of the Internal Revenue Service and the Utah State Tax Commission classified in Class 2 are identified in Exhibit "3".

         2.4.3     Class 3:      General Unsecured Claims.

     Class 3 Interests consist of all Unsecured Claims whether Allowed or
Disputed by the Debtor.   These Claims include, but are not limited to:

         (a) Allowed Claims arising from the rejection of any Executory contracts pursuant to Section 365 of the Bankruptcy Code,

         (b) Allowed Unsecured Claims of any governmental unit not entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code,

         (c) Allowed Unsecured Claims incurred in the ordinary course of business of the Debtor prior to the Petition Date,

         (d) Contingent and/or unliquidated Claims that would be Allowed Unsecured Claims if absolute and/or liquidated.

         (e)   Unsecured Claims that are currently Disputed by the Debtor.

     Claims included in this class are set forth on the attached Exhibit "4."

         2.4.4      Class 4:       Claims Resolved by Agreement to Provide
                                   Equity in the Debtor.

     Class 4 Claims consist of Disputed Creditor Claims and Undisputed Creditor Claims who have offered and with whom the debtor has agreed to furnish free trading stock in the debtor in lieu of payment and/or in compromise of disputed issues. Claims included in this class are set forth on the attached Exhibit "5."

         2.4.5       Class 5:     Equity Shareholders.

     Class 5 consists of shareholders who hold Stock or claim an Equity Interest in the pre-petition Debtor or claim a pre-petition right to receive an Equity Interest in the Debtor and who are not previously included in Class 4, including;

         (a) The Debtor's current Equity Shareholders including Common and Preferred Stockholders.

         (b) All parties who claim any right to obtain shares in the Debtor by virtue of any warrant, debenture, option, corporate resolution or agreement to receive stock in the Debtor.


                            ARTICLE 3

                 TREATMENT OF UNCLASSIFIED CLAIMS

      3.1      Administrative Claims.

     The Allowed Administrative Claims, including compensation and reimbursement to professionals under the Bankruptcy Code, which are allowed pursuant to Section 503(b) of the Code and entitled to priority pursuant to
Section 507(a)(1) of the Code, and any applicable fees payable under 28 U.S.C.
Section 1930 that have been incurred and not been paid prior to the Effective Date, shall be paid in full on the Effective Date (or as soon thereafter as such Claims are Allowed by a Final Order of the Court). The portion of any

Allowed Administrative claim which is not paid by the first day of the month following an order of the Court allowing the claim shall bear interest pursuant to the Default provisions of the Plan at the rate of 4.28% per annum until paid. Administrative Fees to the US Trustee will continue to be paid post confirmation on a quarterly basis until a final decree is entered by the Court.

     3.2     Administrative Tax Claims.

     All allowed Administrative Tax Claims of a kind specified in 11 U.S.C.
Section 507(8) shall be paid in full on the effective date of the Plan but only after the payment of Administrative Claims arising under 503(b) and the payment of Priority Wage Claims classified in Class 1. The portion of any Allowed Priority Tax Claim which is not paid by the first day of the month following an order of the Court allowing the claim shall bear interest at the rate of 4.28% per annum until paid pursuant to the Default provisions of the Plan. Currently allowed Administrative Tax claims are set forth on Exhibit "1" to the Plan.

                            ARTICLE 4

                  TREATMENT OF CLASSIFIED CLAIMS

     4.1       Class 1: Priority Wage Claims.

     The Class 1 Priority Wage Claims shall be paid in full pursuant to 11 U.S.C. 507(a)(3) as amended or as provided by order of the Court on the Effective Date of the Plan. The portion of any Allowed Priority Wage Claim which is not paid by the first day of the month following an order of the court allowing the claim shall bear interest at the rate of 4.28% per annum until paid pursuant to the Default provisions of the Plan. Claims in this class are deemed allowed as set forth on Exhibit "2" or as established by order of the Court.

     This class is not impaired under the Plan.

     4.2       Class 2: Secured Tax Claims.

     The Class 2 Secured Tax Claims shall be paid in full on the Effective
Date of the Plan.   The portion of any Allowed Priority Tax Claim which is not paid by the first day of the month following an order of the Court allowing the claim shall bear interest at the rate of 6.00% per annum until paid pursuant to the Default provisions of the Plan. Claims in this class are deemed allowed as set forth on Exhibit "3" or as established by order of the Court.

     This class is not impaired under the Plan.

     4.3        Class 3: General Unsecured Claims.

     The Class 3 Allowed Unsecured Claims shall be paid in full upon the Effective Date of the Plan. Claims in this class are deemed allowed if set forth on Exhibit "4" as undisputed or as allowed by order of the Court. The Class 3 Disputed Unsecured Claims shall be paid in full only upon the Entry of a Final Order allowing and establishing the amount of the allowed claim together with interest at the rate of 4.28% from the Effective Date of the Plan until paid pursuant to the Default provisions of the Plan.

     This class is impaired under the Plan.

     4.4         Class 4: Claims Settled with Equity.

     The Class 4 Claims settled with Equity shall be issued free trading Common Stock in the Debtor as full settlement of their claims in the amounts set forth on Exhibit "5". The stock shall be issued immediately after a seven to one (7:1) reverse split applicable to all holders of stock in Class 5 and shall be issued on the Effective Date of the Plan.

All other warrants, debentures, options, or rights held by these claimants by which they claim a right to the issuance of Stock in the debtor shall be cancelled.

     This Class is impaired under the Plan.

     4.5         Class 5: Equity Shareholders.

     Any outstanding Preferred Stock shall be cancelled by the Order of Confirmation of this Plan on the Effective date of the Plan but prior to the Reverse Split contemplated in the Plan.

     The 800,000 shares of Super Voting Common Stock issued to John Sindt by resolution of the Debtor's Board of Directors pre-petition will be cancelled by the Order of Confirmation of this Plan.

     The obligation to issue 5,000,000 shares of Common Stock to John Sindt as promised by a pre-petition resolution of the Board of Directors of the Debtor will be cancelled.

     All pre-petition unexercised warrants or executory contracts for the acquisition of an equity interest in the Debtor, or unfulfilled corporate resolutions of the Board of Directors of the Debtor by which a claimant claims the right to obtain an equity interest in the Debtor shall be cancelled by the Order of Confirmation of this Plan.

     Immediately following the entry of a Final Order of Confirmation of this Plan the common stock holders of the Debtor will be subjected to a seven to one (7:1) reverse split.

     All Common Stock in the Debtor after the reverse split will be diluted by the Debtor's issuance of 6,879,474 shares of newly issued free trading common stock authorized by the Order of Confirmation to creditors as set forth in Exhibit "5" in order to fulfill the Debtor's obligations under the terms of the settlements with creditors as contemplated in this Plan and to allow for the conversion to equity of the $1.5 Million Credit Line provided by Broad Investment Partners.

     No dividend payments or profit distributions will be made to shareholders until payment of all creditors required to be paid in the confirmed Plan have been made in full.

     Upon completion by the Debtor of all payments contemplated in the Plan all property of the estate shall re-vest in the Debtor, which will be owned by the Common Stock shareholders.

     Equity shareholders' interests shall be subordinate to and subject to the restrictions and requirements of the confirmed Plan. Subject to these provisions the Equity Security holders will be entitled to vote their shares in the normal operations of the reorganized Debtor's business.

     This Class is impaired under the Plan.

     4.6        Treatment of Non-consenting Classes.

     If all of the applicable requirements of Bankruptcy Code Section 1129(a), other than Section 1129(a)(8), are met with respect to the Plan, the Debtor requests that the Bankruptcy Court confirm the Plan under Section 1129 (b) of the Bankruptcy Code, if the Bankruptcy Code finds that the Plan does not discriminate unfairly, and that the Plan is fair and equitable with respect to each impaired Class of Claims or Interest that has not accepted the Plan.

     4.7        Procedures Regarding Distributions.

     The distributions required by the Plan will be made in the following manner:

         4.7.1   Debtor to make Distribution.

     All distributions and other payments provided for in the Plan will be made by the Reorganized Debtor.

         4.7.2   Address for Delivery of Distribution.

     All distributions will be made at the addresses set forth on the Proofs of Claim filed with the Court, the schedules of the Debtor if no Proof of Claim has been filed by a claimant, or at the last known addresses of the Claimants filed of record in the Debtor's Bankruptcy Case. It is the Claimant's responsibility to insure that the Debtor has an accurate and current address. In the event that any distribution is returned as undeliverable, the Reorganized Debtor shall hold such distribution for a period of sixty (60) days after the date on which such distribution was first attempted. If the Reorganized Debtor receives notice within the 60-day period of the claimant's current address, the Reorganized Debtor shall deliver the previously attempted distribution to such current address. If the Reorganized

Debtor does not receive notice within the 60-day period of claimant's current address, at the end of the 60-day period such Claimant's distribution shall be retained by the Reorganized Debtor and any Claim(s) represented after the 60-day period will be barred.

          4.7.3      Means of Cash Payment and Time Bar.

     Cash distributions made by the Reorganized Debtor shall be in United States funds by checks drawn on a domestic bank or by a wire transfer from a domestic bank. Any check issued to pay an Allowed Claim will be null and void if such check is not negotiated within sixty (60) days of its issuance. All
Claims resulting from a void check will be barred and the Reorganized   Debtor
will retain the funds resulting from such void checks.

          4.7.4      No De Minimis Distributions.

     No distributions totaling less than Fifteen Dollars ($15.00) shall be required to be distributed by the Reorganized Debtor to the holder of any Claim entitled to receive distributions under the Plan, unless specifically requested in writing by such holder. Any cash amount undistributed as a result of the operation of this section shall be retained by the Reorganized Debtor, in a separate segregated account, until such time as the total accumulated distributions for the holder equals or exceeds Fifteen Dollars ($15.00), at which time the funds shall be distributed by the Reorganized Debtor to the holder of the Claim.

         4.7.5       Withholding Taxes on Distributions.

     The Reorganized Debtor shall withhold, from any Cash or property distributed in connection with the Plan, any Cash or property which must be withheld for taxes payable by the Person entitled to such Cash or property to the extent required by applicable law.

     4.8       Execution of Loan Documents.

     Within thirty (30) days after the Effective Date, the Reorganized Debtor shall execute any supplementary documentation necessary to secure and perfect the liens and/or security interests which are affirmed or created pursuant to the Plan.

     4.9       Procedure for Objecting to Claims or Interests.

     The right to object to any Claims or Interests may be made by any party in interest. To the extent the claim of any creditor differs with the amount or status as classified by the Debtor herein, the Debtor will file an
Objection to any disputed claims before confirmation.   An objection to any
Claim or Interest not otherwise contained in the debtor's Plan must be filed with the Bankruptcy Court no later than the confirmation hearing. Upon a motion filed by the Reorganized Debtor within thirty (30) days after the Effective Date and for good cause shown, the Bankruptcy Court may extend the period for the debtor to object to any Claim or Interest for a reasonable time. Any Claim or Interest to which no objection has been filed prior to confirmation (or greater period of time if extended upon motion by the Reorganized Debtor) and which is not otherwise disputed by the Debtor shall be
deemed an Allowed Claim or an Allowed Interest for all purposes to the   full
extent of the amount of such Claim or Interest.

     4.10      Judgments Void; Injunctions.

     As provided in Bankruptcy Code Section 524, the entry of the Order of Confirmation shall (i) void any judgment or order entered at any time obtained to the extent that such judgment or order is determination of the liability of the Debtor (or Reorganized Debtor) with respect to any debt that is discharged by this Plan under Bankruptcy Code Section 1141, whether or not discharge of such debt is waived, and (ii) operate as an injunction against the commencement of continuation of any action, process or act to collect, recover or offset any such debt as a personal liability of the Debtor (or the Reorganized Debtor), whether or not discharge of such debt is waived.

     4.11      Contingent and Unliquidated Claims.

     Any Claim which:

         (a) is not listed as an Allowed Claim under the terms of Plan, as amended, or

         (b)   listed by the Debtor in its schedules as undisputed, or

         (c) is not evidenced by a valid, timely filed Proof of Claim to which the debtor has not objected, or

         (d)   is not allowed by an order of the Court

shall be disallowed and shall not receive any distribution of cash or property under the Plan.

     4.12      Claims Subject to Insurance.

     Any Claim against the Debtor which is a covered risk under any insurance policy issued in favor of the Debtor may be paid, to the extent the holder establishes the claim, from any insurance proceeds available to the Debtor for payment of such Claim, provided, however, that, if the holder elects to pursue a recovery against an insurance provider, then the holder shall have no deficiency, deductive, or residual Claim against the Debtor. Confirmation of the Plan, shall not stay or enjoin the holder of any such Claim from liquidating the Claim and pursuing recovery to the extent insurance proceeds are available for the payment thereof but, in all other respects, such Claims shall be disallowed as Claims against the Debtor, if any insurance recovery is pursued regardless of the outcome.

     4.13       Waiver of Objection, Defenses and Cause of Action.

     Upon voluntary acceptance of this Plan by the holder of an allowed or undisputed Claim, and unless otherwise expressly reserved in the Plan, the Debtor and Reorganized Debtor shall waive and release the Claimant from any and all counterclaims, causes of action, and objections which the Debtor and Reorganized Debtor have against the claimant.

     Acceptance of the debtor's proposed Plan by the holder of a Claim shall be evidenced by either:

         (a)   the filing of a Ballot accepting the Plan, or

         (b) the filing of a written consent or other written evidence indicating acceptance of the Plan, or

         (c)   the failure to file a Ballot or an objection to the Plan.

     A vote in favor of the plan by a claimant that is listed on the Debtor's schedules as disputed or by a claimant whose claim has been objected to by the Debtor shall not create a waiver of any counterclaims, causes of action, or objections which the Debtor and Reorganized Debtor may have or could assert against the claimant.

                            ARTICLE 5

      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     5.1       General Matters.

     The Debtor is aware of no executory contracts or unexpired leases.

     5.2       Indemnification Obligations.

     To the maximum extent permitted by applicable law, including 11 U.S.C.
Section 365 and 510, any obligations of the Debtor to indemnify any Person pursuant to the Debtor's articles of incorporation, bylaws, applicable state corporate law, the Bankruptcy Code, or corporate resolutions shall be assumed by the Debtor and shall survive Confirmation. To the extent, however, that applicable law preserves a Claim for indemnity of any such Person for any loss, liability, damage, cost or expense with respect to occurrences before the Effective Date, such Claim shall be limited (to the maximum extent permitted by law) to the portion of the cost of defense for which the Claimant can demonstrate payment. To the extent that any amounts are paid pursuant to Final Order, or otherwise as a cost of defense of a Claim, and such Claim is adversely determined as to the party for whom such defense is made, such a party shall repay the Debtor all such defense costs immediately after such adverse determination.

     5.3     Classification of Damage Claims for Breach or Rejection.

     Allowed Claims arising out of rejection of Executory Contracts or unexpired leases shall be treated as Class 3 Unsecured Claims, provided, however such Claims shall be subject to all defenses and affirmative rights of the Debtor, including avoidance powers, disallowance, subordination, and offsets.

                            ARTICLE 6

                     MEANS OF IMPLEMENTATION

     6.1      Revesting of Assets in the Reorganized Debtor.

     Upon the Effective Date, all property of the Estate, including without limitation, all right, title and interest in any person or real property, contractual interests, intangibles, Claim, suites, setoffs, recoupments, any avoidance proceedings available under the Bankruptcy Code or under any applicable state, federal, or other laws, and any and all equitable or legal rights, Claims, interests and remedies of the Debtor or the Estate shall revest in the Debtor pursuant to 11 U.S.C. Section 1141(b) and the Debtor's shareholders.

     6.2      Corporate Standing.

     The Reorganized Debtor shall assume exclusive responsibility for maintaining its good standing under applicable state law and for discharging its duties in connection with any state or federal tax matter, including the preparation and filing of the state or federal tax returns.

     6.3      Amendment of the Articles of Incorporation and Bylaws.

     As of the Effective Date, Debtor's Articles of Incorporation may be amended and restated in their entirety at the discretion of a majority of Debtor's shareholders in order to cause the Articles of Incorporation of the Reorganized Debtor (the "Revised Articles") to be consistent with the provisions of Delaware Corporate law and the Confirmed Plan.

     Upon the Effective Date, the Bylaws of such Debtor also may be amended and restated in their entirety in order to cause such Bylaws to be consistent with Delaware Corporate law, the Revised Articles and the Confirmed Plan.

      6.4      Activities and Operations of the Reorganized Debtor.

      Upon Confirmation of the Plan, the Reorganized Debtor shall carry out the Plan.

      Nothing contained in this Plan shall prohibit or impair the Reorganized Debtor's right or ability to compromise the Claim of any creditor after Confirmation on terms different than those provided in the Plan so long as the claimant or creditor in question consents to such compromise and so long as such claimant does not receive treatment more favorable than it would have received if its Claim were satisfied in accordance with the provisions of the Plan.

     6.5       Termination of Payments.

     Upon completion of the Payments to allowed claims as specified in the Plan, the Reorganized Debtor's obligation to make payments to the holders of any pre-petition Claims shall terminate and the unpaid balance of any such Claims shall be discharged.

     6.6       Subordination, Avoidance and Other Litigation.

     The right to file any complaints for subordination pursuant to Bankruptcy Code Section 510, to avoid transfers under Bankruptcy Code Section 544-550 inclusive, and any other claims of the Debtor shall be reserved solely to the Reorganized Debtor. No other Person shall be entitled to pursue such litigation with respect to any Claim or Interest.

     Except as modified by Section 4.16(e), within one hundred eight (180) days after the Effective Date, the Reorganized Debtor shall file any complaints for subordination pursuant to the Bankruptcy Code Section 510, to avoid transfers under Bankruptcy Code Sections 544-550 inclusive thereof, and to recover any other claims which exist and have matured as of the Confirmation Date. Upon a motion filed by the Reorganized Debtor within one hundred eight (180) days after the Effective Date, the Bankruptcy Court may extend the period to file any such complaints for a reasonable time.

     All claims not pursued may be abandoned by the Reorganized Debtor in its sole and absolute discretion without notice to any person.

     6.7       Debtor's Duties Upon Confirmation of the Plan.

     The Debtor and each of its officers, principal attorneys, accountants, employees and agents shall carry out the terms of this Plan, shall comply with the orders of the Court, and shall take whatever actions are necessary to effectuate the Plan. The Debtor and each of its officers, principals, attorneys, accountants, employees and agents shall only act to carry out the Plan and all of its terms.


                            ARTICLE 7

                      EXECUTION OF THE PLAN

     7.1       General Funding and Distributions.

     On the Effective Date, all necessary Cash deposits shall be paid to, or maintained in interest bearing accounts and any necessary reserves of Cash or assets shall be established in accordance with the Plan.

     7.2       Termination of Committee.

     The Debtor is unaware of the existence of any duly authorized creditors committee. However, to the extent that such committee exits or is later found to have existed, as of the Confirmation Date, the Committee shall be deemed dissolved and shall cease to exist.

     7.3       Whole and Partial Release of Liens and Security Interests.

     All secured creditors shall be obligated to release their liens and security interest against the Reorganized Debtor's Property to the extent necessary or appropriate to comply with the terms and conditions of the Plan, or to effectuate any transfer of property in accordance with the terms and conditions of this Plan. All such liens and security interests, however, shall attach to the proceeds and products of any collateral.

     7.4       Preservation and Maintenance of Property.

     The Reorganized Debtor shall take reasonable and necessary steps to preserve and maintain its property and shall maintain insurance on such property as may be appropriate to cover fully and reasonably foreseeable losses by theft, fire or other casualty.

     7.5       Post-Confirmation Expenses.

     All unpaid post-Confirmation expenses which would have been entitled to the status of Administrative Expenses under 11 U.S.C. Section 503 had they been incurred pre-Confirmation, shall have the status of Chapter 11 Administrative Expenses in any subsequent bankruptcy or liquidation proceeding and shall be paid before general Unsecured Claims, but after unpaid pre-Confirmation Administrative Expenses.

     7.6       Closing the Bankruptcy Case.

     This Bankruptcy Case shall be closed pursuant to 11 U.S.C. Section 350 upon (i) the filing of a final report, (ii) twenty (20) days notice to all parties in interest, and (iii) the entry of an appropriate Order by the Court closing the Bankruptcy Case. This will occur within 60 days following the later of a final order of confirmation or the entry of a final order resolving all claims disputes.

                            ARTICLE 8

             MODIFICATIONS OR AMENDMENTS TO THE PLAN

     8.1        Amendments Prior to Confirmation.

     The Debtor may propose any number of amendments to or modifications of the Plan at any time prior to the entry of the Order of Confirmation by the Court.

     8.2        Amendments After Confirmation.

     The Plan may be modified by the Reorganized Debtor at any time after the entry of the Order of Confirmation by the Court and before the Plan is substantially consummated provided that the Plan, as modified, meets the requirements of the Bankruptcy Code and the Court approves such modifications after appropriate notice under the circumstances as determined by the Court and an opportunity for a hearing.

     8.3       Effect on Claims.

     A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, the Plan as modified, unless within the time fixed by the Court such holder of a Claim or Interest (or both) elects in writing to change its previous acceptance or rejection of the Plan.

     8.4       Effect of Modification.

     Every modification of the Plan will supersede all previous versions of the Plan, when such modification is effective, whether upon Confirmation or by Final Order, in accordance with the Plan. The previous versions of the Plan thus superseded will be deemed to be in the nature of a withdrawn or rejected settlement proposal and will be null and void and of no evidentiary or substantive effect for any purpose whatsoever.


                            ARTICLE 9

        MANAGEMENT AND OWNERSHIP OF THE REORGANIZED DEBTOR

     The management and ownership of the reorganized Debtor on the Effective Date shall be as follows:

     9.1       Equity Security Holders.

     The Debtor is a publicly held company, and a list of its equity shareholders and their respective shares can be obtained from Debtor's counsel upon request and by paying necessary copying fees.

     Equity shareholder's interests shall be subordinate to and subject to the restrictions and requirements of the confirmed Plan. No dividend payments or distributions to equity holders will be made by the debtor until all payments contemplated in the confirmed Plan have been made in full. Subject to these provisions the Equity Security holders will be entitled to vote their shares in the normal operations of the reorganized Debtor's business, and the amount of shares owned by each shareholder will revest in each shareholder after completion of the Plan.

      9.2       Board of Directors.

      The directors of the Reorganized Debtor on the Effective date shall be:
John Sindt, Don Shelley, and Eric Jergensen. The composition of the Board of Directors of the Reorganized Debtor may be changed at any time, in accordance with the Revised Articles and Revised Bylaws of the reorganized Debtor. The directors shall serve, during their respective terms, without compensation, except the Reorganized Debtor may reimburse the directors for actual, necessary out of pocket expenses actually incurred in attending regular or special board meetings.

      9.3 Officers. The Officers of the reorganized Debtor on the Effective Date shall be as follows:

                 John Sindt, President and C.E.O.

     The officers of the Reorganized Debtor may be replaced at any time in accordance with the corporate bylaws of the Reorganized Debtor. In addition to the annual compensation provided for by this Plan, the Reorganized Debtor shall reimburse its officers for those expenses which are actually, reasonably and necessarily incurred in connection with the performance of their duties, and shall provide its officers with such benefits as the Board of Directors shall, from time to time deem appropriate, so long as such benefits are reasonable, and do not exceed industry standards.

                            ARTICLE 10

                    RETENTION OF JURISDICTION

     10.1      Jurisdiction of Court.

     From and after the Effective Date and continuing until entry of a final order closing the bankruptcy case (which will occur six months after confirmation if the debtor has substantially consummated the provisions of the Plan and concluded in the original course all pending claims litigation) the Court will retain jurisdiction until then for the following purposes:

         10.1.1     Executory Contracts.

     To hear and determine any and all Claims resulting from the rejection of any executory contract or unexpired lease and any Objection to such Claims.

         10.1.2     Litigation.

     To hear and determine any and all adversary proceedings, applications, contested matters and other litigated matters pending on the Confirmation Date or filed thereafter, including Claims Objection and actions brought under
Section 4.16(e).

         10.1.3     Distributions.

     To ensure that the distributions to holders of Claims are commenced as provided herein.

         10.1.4     Objection to Claims.

     To hear and determine any Objection to Claims filed both before and after the Confirmation Date, and to allow or disallow any Claim in whole or part.

         10.1.5     Plan Confirmation.

     To enter and implement such orders as may be appropriate in the event Confirmation of the Plan is or any reason stayed, reversed, revoked, modified or vacated.

         10.1.6     Professional Compensation.

     To hear and determine all application for compensation of professionals and reimbursement of expenses under Section 330 of the Bankruptcy Code.

         10.1.7     Plan Modification.

     To hear applications, if any, to modify the Plan in accordance with
Section 1127 of the Bankruptcy code. After the confirmation of the Plan, the Reorganized Debtor may also, so long as it does not adversely affect the interests of Claimants institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Order of Confirmation, in such manner as may be necessary to carry out the purpose and effects of the Plan.

         10.1.8      Plan Disputes.

     To hear and determine disputes arising in connection with the Plan or its implementation, including without limitation disputes relating to the execution of agreements, documents or instruments required to be executed pursuant to the terms of the Plan, or arising under or relating to the interpretation of agreements, documents or instruments executed in connection with the Plan.

         10.1.9      Plan Implementation.

     To construe and to take any action to enforce the Plan and issue such orders as may be necessary for the implementation, execution and consummation of the Plan.

         10.1.10     Claimants' Dispute.

     To take any action to resolve any disputes arising out of or relating to any Claim or Interest, to hear and determine other issues presented by or arising under the Plan, and to take any action to resolve any disputes of Claimants with respect to their Claims.

         10.1.11     Other Matters.

     To determine such other matters and for such other purposes as may be provided in the Order of Confirmation or that are not consistent with Chapter 11 of the Bankruptcy Code.

     10.2      Exclusive Jurisdiction.

     The retention of jurisdiction provided for herein shall be exclusive with respect to all matters set forth in Sections 10.1.1 through 10.1.11 hereof so as to preserve for the Reorganized Debtor the benefits of the Plan, subject to the Court's power under Section 305 of the Bankruptcy Code of 28 U.S.C.
Section 1334(c) to abstain as to all or part of a proceeding.

     10.3       State Court Jurisdiction.

     Following the entry by the Bankruptcy Court of a final order closing the bankruptcy case the Plan shall be deemed to be a legally binding agreement between the debtor and its creditors and can be enforced in the Courts of the State of Utah.

                            ARTICLE 11

               CONDITIONS PRECEDENT TO CONFIRMATION

     Confirmation of the Plan shall not occur unless each of the following conditions have occurred or have been waived in a writing executed by the
Debtor:

     11.1      Disclosure Statement Approval.

     The Court shall have entered a final order approving a Disclosure Statement by the Debtor to Accompany the Plan.

     11.2      Objections to Claims.

     The Debtor will Object to any and all claims which the Debtor disputes prior to confirmation.

     11.3      Confirmation Order.

     The Order of Confirmation shall be in form and substance acceptable to the Debtor.

                            ARTICLE 12

                 TITLE TO PROPERTY AND DISCHARGE

     12.1      Vesting of Property.

     Pursuant to the Plan, all assets of the Debtor, whether tangible or intangible, real or personal, shall on the Effective Date vest in the Reorganized Debtor. Such vesting shall be free and clear of Claims against the Interests in the debtor and/or the Reorganized Debtor and, with the exception of the liens, security interests and other rights as provided in the Plan. Any other asserted liens and security interests shall have no force and effect. Without limiting the foregoing, the Reorganized Debtor shall be vested with all claims and causes of action of the Debtor including, without limitation, those claims arising under Sections 541, 544, 547, 548, 549, 550, and 553 of the Bankruptcy Code.

     12.2      Discharge.

Except as otherwise provided in the Plan or in the Order of Confirmation, confirmation of the Plan shall operate as a discharge, pursuant to Bankruptcy Code Section 1141 (d)(1), effective as of the Effective Date, of any and all debts of or Claims against the Debtor that arose at any time before Confirmation of the Plan, including, but not limited to, all principal and interest, whether accrued before, on, or after the Petition Date. On the Effective Date, as to every discharged debt and Claim, the claimant that held such debt or any other or further Claim based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, including without limitation, Claims in the nature of successor liability. Without limiting the generality of the foregoing, upon the payment of the Reorganized Debtor of all amounts due to be paid on the Effective Date pursuant to the provisions of the Plan, the Debtor shall be discharged from any debt that arose before the date of Confirmation of the Plan, and any debt of a kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, to the full extent permitted by Section 1141
(d)(1)(A) of the Bankruptcy Code. Furthermore, all Claims and Debts against the Debtor which are discharged may not be asserted against the Reorganized Debtor under any circumstances, unless allowed to be asserted pursuant to the provisions of the Plan.

      12.3     Effectuating Orders.

      Pending execution and consummation of the Plan, the automatic stay of the Bankruptcy Code Section 362 will continue in effect, except where the Bankruptcy Court otherwise expressly orders or the Plan expressly provides to the contrary. The Bankruptcy Court shall enter all judgments, partial judgments and orders and/or decrees necessary to effectuate or enforce the Plan, any term therein or any reasonably requested by any party intended as a direct beneficiary of a material provision of the Plan. The orders and decrees shall include a permanent injunction effectuating all actions, releases, assignments, transfers and waivers required by the Plan.

     12.4      Injunctions and Bars Against Claims.

     Except as otherwise expressly provided in the Plan, the Confirmation Order will provide, among other things, that all Persons who have held, hold, or may hold Claims against Debtor or who have held, hold or may hold any Debtor security or Interest are permanently enjoined, from and after the Effective Date, to the maximum extent permitted by law, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest against Reorganized Debtor (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against the immediate or any mediate transferred of any property distributed pursuant to the Plan, or any putative securities based upon a claim that the transferor's receipt of such property constituted a fraudulent conveyance, preference violation of bulk sales or other law, or based upon any other claim that receipt and or distribution of property by transfer pursuant to the Plan is wrongful, whether in law or equity.

     The intent of this Section 12.4 is to provide the broadest possible injunction permitted by law and, to the extent permitted by law, to expand the scope of that injunction for the benefit of reorganized Debtor to the extent that, at any time after the Effective date, the law is clarified or changed to permit such a broader injunction. The injunction in the Confirmation Orders shall provide that the holders of Claims and Interests shall be enjoined from commencing or continuing any such specified action or proceeding against reorganized Debtor with respect to any claim or property of the Estate, including Claims based in whole or in part on any of the following allegations:(i) that Debtor breached any contract, with, or any duty or obligation to the Claimant; (ii) that Debtor was the alter ego or instrumentality of another Person; (iii) that Debtor made any preferential or fraudulent transfer or another void-able transfer or payment to any Person; or
(iv) that Debtor is liable for any act or omission. In addition, to the scope of the injunction against any holder of Claims or Interests, such holder shall be required by the Confirmation Order to marshal such Claims and to exhaust all of the holder's legal and equitable remedies against all other Persons who are jointly or severally liable on such Claims before attempting to enforce such claims against Reorganized Debtor.

                            ARTICLE 13

                     MISCELLANEOUS PROVISIONS

     13.1      Headings.

     The headings of the Articles, Sections and Subsections of the Plan are inserted for convenience only and shall not affect the interpretation hereof.

     13.2      Severability.

     Should the Bankruptcy Court determine, prior to the Confirmation Date, that any provisions in the Plan are either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable either as to all holders of Claims or Interests or as to the holder of such Claim or Interest as to which the provision is illegal, respectively. Such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

     13.3      Singular and Plural.

     Whenever from the context it is appropriate, each term in the Plan,whether state in the singular or the plural, shall include both the singular and the plural.

     13.4      References to Documents, Headings or Exhibits.

     Any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions shall mean that such document shall be substantially in such form or substantially on such terms and condition. Any reference to either the Plan or to an existing document or exhibit filed or to be filed means such document otherwise specified in a particular reference, all references in the Plan to Articles, Sections, Subsections and Exhibits are references to Articles, Sections, Subsections and Exhibits of or to the Plan.

     13.5      Use of Certain Terms.

     The words "herein" "hereof," "hereunder," and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan.

     13.6      Revocation of Plan.

     The Debtor reserves the right to revoke and/or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor and /or any other Person or to prejudice any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

     13.7      Governing Law.

     Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable and subject to the provisions of any contract, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah, without giving effect to its principles of conflicts of law.

     13.8      Failure to Satisfy Conditions.

     If one or more of the conditions to Confirmation of the Effective Date that has not been waived in writing by the Debtor is not satisfied, and the time within which such condition must be satisfied has expired, the Plan shall be deemed null and void, and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

     13.9      Construction.

     The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

     13.10     No Interest.

     Except as expressly stated in the Plan or allowed by the Bankruptcy Court, no interest, penalty or late charge is to be allowed on any Claim subsequent to the Petition Date.

     13.11     Professional Fees.

     No professionals' fees will be paid with respect to any Claim except as specified herein or as allowed by a Final Order of the Bankruptcy Court.

     13.12     Amounts of Claims.

     All references to Claims and amounts of Claims refer to the amount of the Claim allowed by Final Order by the Bankruptcy Court or by the Plan.

     13.13     No Waiver or Discharge.

     Except as otherwise specifically provided herein, nothing in the Plan shall be deemed to waive, limit or restrict in any way the discharge granted upon confirmation of the Plan in Section 1141 of the Bankruptcy Code.

     13.14     Exculpation.

     Neither the Debtor nor any of its officers, directors, employees, attorneys, accountants or agents shall have or incur any liability to any Claimant or any holder of an interest for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan except for willful misconduct, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from action in accordance with such advice.

     13.15    Release of Claims.

     Except as contemplated by the Plan, the rights afforded to holders of Claims and interests by and in the Plan shall be in exchange for a complete

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release, satisfaction and discharge of all Claims against and Interests in the
Debtor, and acceptance of such distributions under the Plan shall be deemed irrevocable to release any and all claims of any type, kind or nature against the Debtor. Persons deemed to have released claims pursuant to his Section shall be forever precluded from asserting against the Debtor or the Reorganized Debtor or their respective assets any Claim, including any Claim of the type released or deemed release herein.

     13.16     Notices.

     All notices and payments required or permitted to be made according to the terms of the Plan shall be in writing and shall be delivered personally or mailed by first class United States mail, postage prepaid, as follows:

         (a)   if to the Debtor:

                          Flexpoint Sensor Systems, Inc.
                          47 East 7200 South, Suite #204
                          Midvale, Utah 84047

         (b)   with copies to:

                          Steven C. Tycksen
                          Zoll & Tycksen, L.C.
                          5300 South 360 West, Suite 360
                          Murray, Utah 84123

         (c) If to a holder of an Allowed Claim, at the address set forth on the official matrix of creditors on file in the Office of the Clerk of the Bankruptcy Court.

     Notice shall be deemed given when mailed or delivered. Any Person may change the address at which it is to receive the notices under the Plan by sending written notice pursuant to the provisions of this Section to the Person to be charged with the knowledge of such change.

     13.17     Computation of Time.


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     All time periods computed pursuant to the Plan shall be determined in accordance with Bankruptcy Rule 9006.

     13.18     Further Assurance.

     Each Person actually or potentially receiving or providing any payment or other benefit under the Plan, including any holder of any Allowed Claim or Interest, shall execute such documents and shall take such other actions (or omit to take actions) as may be necessary or reasonably contemplated in order to effectuate the Plan.

     13.19     Choice of Law.

     Where appropriate federal law shall control (i) any and all disputes arising under the Plan and (ii) any and all disputes between any persons arising out of, connected with, related to or incidental to the relationship established between or among the Persons in connection with the Plan. Applicable federal or state law shall control all other matters or disputes.

     13.20     Binding Effect of Plan.

     Pursuant to 11 U.S.C. Section 1141 (a), the provisions of this Plan bind the reorganized Debtor, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity security holder is impaired under the Plan and whether or not such creditor, or equity security holder has accepted the Plan.

     13.21     Default.

     If the Debtor defaults upon its duties and obligations provided for by the Plan, such shall be considered an event of default.

     13.22     Remedies in the event of Default.

     In the event of a default by the debtor under this Plan, the holder of any Claim or other party in interest affected by the default shall have the right, without the necessity of recourse to the Court, demand, or other notice, to exercise all legal and equitable rights and remedies it may have

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

under state or federal law, provided, however, that prior thereto, the holder shall provide at least thirty (30) days written notice setting forth the claim default with a demand that Debtor cure default delivered to the Reorganized Debtor, and to the Reorganized Debtor's counsel, of such default, and, within such thirty days, the Reorganized Debtor may cure the default. In addition any payment not made as required by the Plan shall require the Debtor to pay interest on said claim at the rate of 4.28% interest until paid.

     13.23     Special Provisions Relating to the IRS.

         (a) The discharge granted by 11 U.S.C. Section 1141(d) is modified as to the tax debt provided for in this Plan, and the discharge of any tax debt under this Plan shall not be effective until all taxes provided for under this Plan have been paid in full.

         (b) If the Debtor or the reorganized Debtor fails to make all payments on federal taxes provided for in this Plan or if any other event of default as provided in the Plan occurs, the United States shall be entitled to give the Debtor notice of the default, and if the default has not been cured within thirty (30) days from the mailing of the notice, the United States shall have the following rights:

               (1) The United States shall have the right to declare due and payable any interest or penalties which would have accrued on pre-petition tax liabilities of the Debtor but for the filing of the bankruptcy petition and if the Debtor fails to pay the interest and penalties then they may be assessed by the United States;

               (2) The pre-petition tax claims shall be treated as taxes owed by a non-debtor as if no bankruptcy petition had been filed and as if no Plan had been confirmed;

               (3) The United States shall have the right to proceed to collect any of the pre-petition tax liabilities and


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


                     related penalties and interest through the administrative or judicial collection procedures available under the United States Code as if no bankruptcy petition had been filed and as if no Plan had been confirmed. Such procedures shall include, but not be limited to:

                     (i)     The filing of notices of federal tax liens; and,

                     (ii) Collection by levy as provided by I.R.C. 6331 through 6334.

     13.24     Index of Exhibits to Plan.

         (a)     Exhibit "1"     Administrative Tax Claims
         (b)     Exhibit "2"     Priority Wage Claims
         (c)     Exhibit "3"     Secured Tax Claims
         (d)     Exhibit "4"     General Unsecured Claims
         (e)     Exhibit "5"     Claims Resolved with Equity in the Debtor
         (f)     Exhibit "6"     Litigation Summary
         (g)     Exhibit "7"     Liquidation Analysis



DATED and SIGNED this 14th day of January 2004.


                                    FLEXPOINT SENSOR SYSTEMS, INC.


                                    /s/ John A. Sindt
                                    ___________________________
                                    By JOHN A. SINDT


Approved as to Form:


ZOLL & TYCKSEN, L.C.

/s/ Steven C. Tycksen
____________________________
Steven C. Tycksen,
Attorneys for Debtor



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